Press Release

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

             This press release can be downloaded from www.nytco.com

The New York Times Company Reports
2020 Fourth-Quarter and Full-Year Results and
Announces Dividend Increase

NEW YORK, February 4, 2021 – The New York Times Company (NYSE: NYT) announced today fourth-quarter 2020 diluted earnings per share from continuing operations of $.06 compared with $.41 in the same period of 2019. Adjusted diluted earnings per share from continuing operations (defined below) was $.40 in the fourth quarter of 2020 compared with $.43 in the fourth quarter of 2019.
Operating profit increased to $80.5 million in the fourth quarter of 2020 from $78.0 million in the same period of 2019 and adjusted operating profit (defined below) increased to $97.7 million from $96.3 million in the prior year, as higher digital-only subscription revenues more than offset lower advertising and other revenues.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “2020 was a seismic year for news. The need for quality, independent journalism was as acute as ever in my lifetime, and my colleagues across The Times rose to meet that need with the energy and rigor our mission demands.
“Our work, which was consumed at historic levels, led to a year of strong business results, including a record 2.3 million net new digital-only subscription additions, with 627,000 total net additions in the fourth quarter, 425,000 to our news product. At the end of 2020, The Times had 7.5 million total subscriptions across our digital and print products.
“In 2020, we reached two key milestones, both of which we expect to be enduring: digital revenue overtook print for the first time, and digital subscription revenue, long our fastest growing revenue stream, is also now our largest. Those two milestones, and our best year on record for subscriptions, mark the end of the first decade of The Times’s transformation into a digital-first, subscription-first company. They also mark the beginning of a new decade. The last ten years were about proving our strategy of journalism worth paying for; the next ten will be about scaling that idea. With a billion people reading digital news, and an expected 100 million willing to pay for it in English, it’s not hard to imagine that, over time, The Times’s subscriber base could be substantially larger than where we are today.”
Comparisons
Unless otherwise noted, all comparisons are for the fourth quarter of 2020 to the fourth quarter of 2019.
This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.
The Company changed the expense captions on its Condensed Consolidated Statement of Operations effective for the first quarter of 2020. These changes were made in order to reflect how the Company manages its business and to communicate where the Company is investing resources and how this aligns with the Company’s strategy. The Company reclassified expenses for the prior period in order to present comparable financial results. Refer to Reconciliation of GAAP Information in the exhibits for more details.

Fourth-quarter 2020 results included the following special items:
•A $5 million gain ($3.1 million or $0.02 per share after tax and net of noncontrolling interest) reflecting our proportionate share of a distribution from the sale of assets by Madison Paper Industries (“Madison”), in which the Company has an investment through a subsidiary.
•$80.6 million in pension settlement charges ($58.9 million after tax or $0.35 per share) in connection with the transfer of certain pension benefit obligations to an insurer.
There were no special items in the fourth quarter of 2019.
Results from Continuing Operations
Revenues
Total revenues for the fourth quarter of 2020 increased 0.2 percent to $509.4 million from $508.4 million in the fourth quarter of 2019. Subscription revenues increased 14.7 percent to $315.8 million, advertising revenues decreased 18.7 percent to $139.3 million and other revenues decreased 12.1 percent to $54.3 million.
Subscription revenues in the fourth quarter of 2020 rose due to growth in the number of subscriptions to the Company’s digital-only products, which include our news product, as well as our Games (previously Crossword), Cooking and audio products. Revenue from digital-only products increased 36.8 percent, to $167.0 million. Print subscription revenues decreased 2.9 percent to $148.8 million, largely due to lower retail newsstand revenue, while revenue from our domestic home delivery subscription products grew 2.2 percent.
The Company ended the fourth quarter of 2020 with approximately 7,523,000 subscriptions across its print and digital products. Paid digital-only subscriptions totaled approximately 6,690,000, a net increase of 627,000 subscriptions compared with the end of the third quarter of 2020 and a net increase of 2,295,000 subscriptions compared with the end of the fourth quarter of 2019. Of the 627,000 total net additions,

425,000 came from the Company’s digital news product, while 202,000 came from the Company’s Cooking, Games and audio products.
Fourth-quarter 2020 digital advertising revenue decreased 2.3 percent, while print advertising revenue decreased 37.9 percent. Digital advertising revenue was $90.1 million, or 64.7 percent of total Company advertising revenues, compared with $92.2 million, or 53.8 percent, in the fourth quarter of 2019. Digital advertising revenue decreased primarily as a result of lower creative services revenues, which were partially offset by higher direct-sold and open market programmatic advertising. Print advertising revenue decreased as the COVID-19 pandemic further accelerated secular trends, largely impacting the entertainment, media and luxury categories.
Other revenues decreased 12.1 percent in the fourth quarter, primarily as a result of fewer episodes of our television series as well as lower revenues from live events and commercial printing. These declines were partially offset by higher Wirecutter affiliate referral revenues.
Operating Costs
Total operating costs decreased 0.4 percent in the fourth quarter of 2020 to $428.8 million compared with $430.4 million in the fourth quarter of 2019, while adjusted operating costs decreased 0.1 percent to $411.7 million from $412.0 million in the fourth quarter of 2019, in each case as a result of the factors discussed below.
Cost of revenue decreased 3.4 percent to $250.5 million compared with $259.4 million in the fourth quarter of 2019, largely due to lower print production and distribution and advertising servicing costs, which were partially offset by higher digital content delivery, subscriber servicing and journalism costs.
Sales and marketing costs decreased 8.9 percent to $65.0 million compared with $71.3 million in the fourth quarter of 2019, due primarily to lower advertising sales costs. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 4.7 percent to $40.4 million in the fourth quarter of 2020 from $42.4 million in 2019.
Product development costs increased 23.2 percent to $36.8 million compared with $29.9 million in the fourth quarter of 2019, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives.
General and administrative costs increased 11.0 percent to $60.8 million compared with $54.7 million in the fourth quarter of 2019, largely due to growth in the number of employees, stock price appreciation on stock-based awards and higher consulting costs.
Other Data

Interest Income/(Expense) and Other, net
Interest income/(expense) and other, net increased in the fourth quarter of 2020 to $3.2 million income compared with an expense of $0.2 million in the fourth quarter of 2019, primarily because the Company did not have any outstanding debt in 2020.

Income Taxes
The Company had an income tax benefit of $4.5 million in the fourth quarter of 2020 compared with an income tax expense of $7.7 million in the fourth quarter of 2019. The decrease in tax expense was primarily due to a tax benefit from pension settlement charges in the fourth quarter of 2020. Excluding the tax benefit generated from the pension settlement charge, tax expense in the fourth quarter of 2020 exceeded tax expense in the fourth quarter of 2019 largely due to lower benefits in the fourth quarter of

2020 from the reduced tax rate on foreign derived income and from federal tax credits for increasing research activities as compared to the fourth quarter of 2019.

Liquidity
As of December 27, 2020, the Company had cash and marketable securities of $882.0 million, an increase of $198.1 million from $683.9 million as of December 29, 2019. The increase is primarily due to the composition of revenues in 2020 with a larger percentage of revenues coming from digital subscriptions that pay cash upfront versus advertising revenues that typically result in a receivable balance.

The Company has a $250.0 million revolving line of credit through 2024. As of December 27, 2020, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.

Dividends
The Company’s Board of Directors declared a $.07 dividend per share on the Company’s Class A and Class B common stock, an increase of $.01 from the previous quarter. The dividend is payable on April 22, 2021, to shareholders of record as of the close of business on April 7, 2021.

Pension Obligations
As part of the Company’s continued effort to reduce the overall size and volatility of its pension plan obligations, and the associated administrative costs, the Company has transferred to an insurer the pension benefit obligations and annuity administration for certain pension plan participants. This transfer of obligations allowed the Company to reduce its qualified pension plan obligations by approximately $235 million. As a result of these arrangements, the Company recorded pension settlement charges of $80.6 million before tax in the fourth quarter of 2020.

As of December 27, 2020, the overfunded balance of our qualified pension plans was $36.2 million, an increase of $47.8 million from an underfunded balance of $11.6 million as of December 29, 2019. The increase is primarily a result of the pension assets performance partially offset by the impact of changes in the discount rate.

Capital Expenditures
Capital expenditures totaled approximately $5 million in the fourth quarter of 2020 compared with approximately $16 million in the fourth quarter of 2019. Prior year expenditures were primarily driven by the build out of additional office space in Long Island City, NY.

Outlook
Total subscription revenues in the first quarter of 2021 are expected to increase approximately 15 percent compared with the first quarter of 2020, with digital-only subscription revenue expected to increase approximately 35 percent to 40 percent.
Total advertising revenues in the first quarter of 2021 are expected to decline in the high-teens compared with the first quarter of 2020, with digital advertising revenue expected to increase in the low- to mid-single digits.
Other revenues in the first quarter of 2021 are expected to decrease approximately 10 percent to 15 percent compared with the first quarter of 2020.

Operating costs and adjusted operating costs in the first quarter of 2021 are expected to increase in the mid-single digits compared with the first quarter of 2020 as the Company continues to invest in the drivers of digital subscription growth.
The Company expects the following on a pre-tax basis in 2021:
•Depreciation and amortization: approximately $60 million,
•Interest income and other, net: $6 million to $8 million, and
•Capital expenditures: approximately $50 million.

Our outlook is based on our current knowledge and assumptions and could be impacted by the evolving COVID-19 pandemic.

Conference Call Information
The Company’s fourth-quarter 2020 earnings conference call will be held on Thursday, February 4, at 8:00 a.m. E.T.
Participants can pre-register for the telephone conference at dpregister.com/sreg/10150641/df8e8ed980, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, February 18. The replay access code is 10150641.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that change over time, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of the evolving COVID-19 pandemic, changes in the business and competitive environment in which the Company operates, the impact of national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 29, 2019, as updated in subsequent Quarterly Reports on Form 10-Q. The impact of the COVID-19 pandemic, which has already affected the Company, may give rise to additional risks that are currently unknown or exacerbate the foregoing risks, any of which could have a material effect on the Company. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling. Follow news about the company at @NYTimesPR.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information
Reconciliation of GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Fourth Quarter			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Revenues
Subscription(a)	$315,795	$275,283	14.7%	$1,195,368	$1,083,851	10.3%
Advertising(b)	139,270	171,298	(18.7)%	392,420	530,678	(26.1)%
Other(c)	54,293	61,782	(12.1)%	195,851	197,655	(0.9)%
Total revenues	509,358	508,363	0.2%	1,783,639	1,812,184	(1.6)%
Operating costs
Cost of revenue (excluding depreciation and amortization)(d)	250,503	259,375	(3.4)%	960,222	989,029	(2.9)%
Sales and marketing(d)	65,000	71,330	(8.9)%	229,040	272,657	(16.0)%
Product development(d)	36,787	29,856	23.2%	132,428	105,514	25.5%
General and administrative(d)	60,766	54,724	11.0%	223,557	206,778	8.1%
Depreciation and amortization	15,768	15,113	4.3%	62,136	60,661	2.4%
Total operating costs	428,824	430,398	(0.4)%	1,607,383	1,634,639	(1.7)%
Restructuring charge (e)	—	—	—	—	4,008	*
Gain from pension liability adjustment(f)	—	—	—	—	(2,045)	*
Operating profit	80,534	77,965	3.3%	176,256	175,582	0.4%
Other components of net periodic benefit costs(g)	82,419	1,800	*	89,154	7,302	*
Gain from joint ventures(h)	5,000	—	*	5,000	—	*
Interest income/(expense) and other, net(i)	3,153	(248)	*	23,330	(3,820)	*
Income from continuing operations before income taxes	6,268	75,917	(91.7)%	115,432	164,460	(29.8)%
Income tax (benefit)/expense	(4,475)	7,705	*	14,595	24,494	(40.4)%
Net income	10,743	68,212	(84.3)%	100,837	139,966	(28.0)%
Net income attributable to the noncontrolling interest	(734)	—	*	(734)	—	*
Net income attributable to The New York Times Company common stockholders	$10,009	$68,212	(85.3)%	$100,103	$139,966	(28.5)%
Average number of common shares outstanding:
Basic	167,367	166,239	0.7%	166,973	166,042	0.6%
Diluted	168,197	167,728	0.3%	168,038	167,545	0.3%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.06	$0.41	(85.4)%	$0.60	$0.84	(28.6)%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.06	$0.41	(85.4)%	$0.60	$0.83	(27.7)%
Dividends declared per share	$0.06	$0.05	20.0%	$0.24	$0.20	20.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital and print subscription revenues for the fourth quarters and twelve months of 2020 and 2019:

		Fourth Quarter			Twelve Months
		2020	2019	% Change	2020	2019	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$150,958	$112,340	34.4%	$543,578	$426,125	27.6%
	Other product subscription revenues(2)	16,042	9,754	64.5%	54,702	34,327	59.4%
	Subtotal digital-only subscription revenues	167,000	122,094	36.8%	598,280	460,452	29.9%
	Print subscription revenues:
	Domestic home delivery subscription revenues(3)	132,350	129,533	2.2%	528,970	524,543	0.8%
	Single-copy, NYT International and other subscription revenues(4)	16,445	23,656	(30.5)%	68,118	98,856	(31.1)%
	Subtotal print subscription revenues	148,795	153,189	(2.9)%	597,088	623,399	(4.2)%
	Total subscription revenues	$315,795	$275,283	14.7%	$1,195,368	$1,083,851	10.3%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games and Cooking products are also included in this category.

	(2) Includes revenues from standalone subscriptions to the Company’s Games, Cooking and audio products.
	(3) Includes free access to some or all of the Company’s digital products.
	(4) NYT International is the international edition of our print newspaper.

The following table summarizes digital and print subscriptions as of the end of 2020 and 2019:

	Fourth Quarter
	2020	2019	% Change
Digital-only subscriptions:
News product subscriptions(1)	5,090	3,429	48.4%
Other product subscriptions(2)	1,600	966	65.6%
Subtotal digital-only subscriptions	6,690	4,395	52.2%
Print subscriptions	833	856	(2.7)%
Total subscriptions	7,523	5,251	43.3%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games and Cooking products are also included in this category.

(2) Includes standalone subscriptions to the Company’s Games, Cooking and audio products. During the first quarter of 2020, the Company acquired a subscription-based audio product. Approximately 20,000 of the audio product’s subscriptions were included in the Company’s digital-only other product subscriptions at the time of acquisition.

    We believe that the significant growth over the last several years in subscriptions to The Times’s products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The following charts illustrate the acceleration in net digital-only subscription additions and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products since the launch of the digital pay model in 2011.

Subscriptions (1)
(millions)
Print-based bundles (2)
Digital-only News
Digital-only Other
2011: 1.5; 1.1; .4
2012: 1.7; 1.1; .6
2013: 1.9; 1.1; .8
2014: 2.1; 1.1; .9; .1
2015: 2.3; 1.0; 1.1; .2
2016: 2.8; 1.0; 1.6; .2
2017: 3.6; 1.0; 2.2; .4
2018: 4.2; .9; 2.7; .6
2019: 5.3; .9; 3.4; 1.0
2020: 7.5; .8; 5.1; 1.6
As of the Period End

(1) Amounts may not add due to rounding.
(2) Print domestic home delivery subscriptions include free access to some or all of our digital products.
(3) Print Other includes single-copy, NYT International and other subscription revenues.
Note: Revenues for 2012 and 2017 include the impact of an additional week.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes digital and print advertising revenues for the fourth quarters and twelve months of 2020 and 2019:

		Fourth Quarter			Twelve Months
		2020	2019	% Change	2020	2019	% Change
Advertising revenues:
	Digital	$90,141	$92,232	(2.3)%	$228,594	$260,454	(12.2)%
	Print	49,129	79,066	(37.9)%	163,826	270,224	(39.4)%
	Total advertising	$139,270	$171,298	(18.7)%	$392,420	$530,678	(26.1)%

(c)	Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, the leasing of floors in the Company headquarters, commercial printing, television and film, retail commerce and NYT Live (our live events business).

(d)	The Company changed the expense captions on its Condensed Consolidated Statement of Operations effective for the quarter ended March 29, 2020, and reclassified expenses for the prior period in order to present comparable financial results. There is no change to consolidated operating income, operating expense, net income or cash flows as a result of this change in classification. Refer to reconciliation information in the exhibits for a discussion of management’s reasons for the presentation change and reconciliations from the previously disclosed amounts to the recast amounts.

(e)	In the third quarter of 2019, the Company recognized $4.0 million of pre-tax expense related to restructuring charges, including impairment and severance charges related to the closure of our digital marketing agency, HelloSociety, LLC.

(f)	In the third quarter of 2019, the Company recorded a gain of $2.0 million from a multiemployer pension plan liability adjustment.

(g)	In the fourth quarter of 2020, the Company recorded pension settlement charges of $80.6 million in connection with the transfer of certain pension benefit obligations to insurers.

(h)	In the fourth quarter of 2020, the Company recorded a $5.0 million gain from joint ventures reflecting our proportionate share of a distribution from Madison.

(i)	In the first quarter of 2020, the Company recorded a $10.1 million gain ($7.4 million or $.04 per share after tax) related to a non-marketable equity investment transaction. The gain is comprised of a $2.5 million realized gain due to the partial sale of the investment and a $7.6 million unrealized gain due to the mark to market of the remaining investment.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Fourth Quarter			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Diluted earnings per share from continuing operations	$0.06	$0.41	(85.4)%	$0.60	$0.83	(27.7)%
Add:
Severance	—	0.01	*	0.04	0.02	*
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.03	0.04	(25.0)%
Other components of net periodic benefit costs	0.01	0.01	—	0.05	0.04	25.0%
Special items:
Restructuring charge	—	—	—	—	0.02	*
Gain from non-marketable equity security	—	—	—	(0.06)	—	*
Gain from pension liability adjustment	—	—	—	—	(0.01)	*
Gain from joint venture, net of noncontrolling interest	(0.03)	—	*	(0.03)	—	*
Pension settlement charge	0.48	—	*	0.48	—	*
Income tax expense of adjustments	(0.13)	(0.01)	*	(0.14)	(0.03)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.40	$0.43	(7.0)%	$0.97	$0.92	5.4%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Fourth Quarter			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Operating profit	$80,534	$77,965	3.3%	$176,256	$175,582	0.4%
Add:
Depreciation & amortization	15,768	15,113	4.3%	62,136	60,661	2.4%
Severance	—	1,538	*	6,675	3,979	67.8%
Multiemployer pension plan withdrawal costs	1,351	1,729	(21.9)%	5,550	6,183	(10.2)%
Special items:
Restructuring charge	—	—	—	—	4,008	*
Gain from pension liability adjustment	—	—	—	—	(2,045)	*
Adjusted operating profit	$97,653	$96,345	1.4%	$250,617	$248,368	0.9%

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY

RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Fourth Quarter			Twelve Months
	2020	2019	% Change	2020	2019	% Change
Operating costs	$428,824	$430,398	(0.4)%	$1,607,383	$1,634,639	(1.7)%
Less:
Depreciation & amortization	15,768	15,113	4.3%	62,136	60,661	2.4%
Severance	—	1,538	*	6,675	3,979	67.8%
Multiemployer pension plan withdrawal costs	1,351	1,729	(21.9)%	5,550	6,183	(10.2)%
Adjusted operating costs	$411,705	$412,018	(0.1)%	$1,533,022	$1,563,816	(2.0)%

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF GAAP INFORMATION
(Dollars in thousands, except per share data)

Reclassification
The Company changed the expense captions on its Condensed Consolidated Statement of Operations effective for the quarter ended March 29, 2020. These changes were made in order to reflect how the Company manages its business and to communicate where the Company is investing resources and how this aligns with the Company’s strategy. The Company reclassified expenses for the prior period in order to present comparable financial results. There was no change to consolidated operating income, operating expense, net income or cash flows as a result of this change in classification. A summary of changes is as follows:
“Production costs” has become “Cost of revenue”:
◦Cost of revenue contains all costs related to content creation, subscriber and advertiser servicing, and print production and distribution costs as well as infrastructure costs related to delivering digital content, which include all cloud and cloud related costs as well as compensation for employees that enhance and maintain our platforms. This represents a change from previously disclosed production costs, which did not include distribution or subscriber servicing costs. In addition, certain product development costs previously included in production costs have been reclassified to product development.
“Selling, general and administrative” has been split into three lines:
◦Sales and marketing represents all costs related to the Company’s marketing efforts as well as advertising sales costs.
◦Product development represents the Company’s investment into developing and enhancing new and existing product technology, including engineering, product development, and data insights.
◦General and administrative includes general management, corporate enterprise technology, building operations, unallocated overhead costs, severance and multiemployer pension plan withdrawal costs.
In addition, incentive compensation, which was previously wholly included in selling, general and administrative, was reclassified to align with the classification of the related wages across each of the expense captions.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF GAAP INFORMATION
(Dollars in thousands)
A reconciliation of the expenses as previously disclosed to the recast presentation for the quarter and twelve months ended December 29, 2019, is as follows:

	As Reported for the Quarter Ended December 27, 2019	Reclassification		Recast for the Quarter Ended December 27, 2019
Operating costs
Production costs:
Wages and benefits	$110,826	$(110,826)	(1)(2)	$—
Raw materials	18,377	(18,377)	(1)	—
Other production costs	57,279	(57,279)	(1)(2)	—
Total production costs	186,482	(186,482)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	259,375	(1)(3)(4)	259,375
Selling, general and administrative costs	228,803	(228,803)	(3)(4)(5)	—
Sales and marketing	—	71,330	(4)(5)	71,330
Product development	—	29,856	(2)(4)(5)	29,856
General and administrative	—	54,724	(4)(5)	54,724
Depreciation and amortization	15,113	—		15,113
Total operating costs	$430,398	$—		$430,398

	As Reported for the Twelve Months Ended December 27, 2019	Reclassification		Recast for the Twelve Months Ended December 27, 2019
Operating costs
Production costs:
Wages and benefits	$424,070	$(424,070)	(1)(2)	$—
Raw materials	75,904	(75,904)	(1)	—
Other production costs	206,381	(206,381)	(1)(2)	—
Total production costs	706,355	(706,355)	(1)(2)	—
Cost of revenue (excluding depreciation and amortization)	—	989,029	(1)(3)(4)	989,029
Selling, general and administrative costs	867,623	(867,623)	(3)(4)(5)	—
Sales and marketing	—	272,657	(4)(5)	272,657
Product development	—	105,514	(2)(4)(5)	105,514
General and administrative	—	206,778	(4)(5)	206,778
Depreciation and amortization	60,661	—		60,661
Total operating costs	$1,634,639	$—		$1,634,639
(1) In the first quarter of 2020, the Company discontinued the use of the production cost caption. These costs, with the exception of product engineering and product design costs, which were reclassified to product development, were reclassified to cost of revenue.
(2) Costs related to developing and enhancing new and existing product technology previously included in production costs were reclassified to product development.
(3) Distribution and fulfillment costs and subscriber and advertising servicing related costs previously included in selling, general and administrative were reclassified to cost of revenue.
(4) Incentive Compensation previously included in selling, general and administrative was reclassified to align with the related salaries in each caption.
(5) In the first quarter of 2020, the Company discontinued the use of the selling, general and administrative cost caption. These costs, with the exception of those related to distribution and fulfillment, subscriber and advertising servicing and incentive compensation related to cost of revenue, were reclassified to the new captions: sales and marketing, product development and general and administrative.